THOMPSON HINE

Atlanta|Cincinnati|Cleveland|Columbus|Dayton|New York|Washington, D.C.

April 27, 2012

Advance Capital I, Inc.
P.O. Box 3144
Southfield, MI 48037

Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 42 to the Registration Statement, File Nos. 033-13754 and 811-05127 (the "Registration Statement"), of Advance Capital I, Inc. (the "Company").

     We have examined a copy of the Company's Articles of Amendment and Restatement, the Company's By-laws, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 42 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A
(the "Funds"), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

     The opinions expressed herein are limited to matters of Maryland Corporations law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

     We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 42 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Company and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

                                                   Very truly yours,
                                                   /s/ THOMPSON HINE LLP
                                                   THOMPSON HINE LLP

JMS/MVW


THOMPSON HINE LLP    312 Walnut Street             www.ThompsonHine.com
Attorneys at Law     14th Floor                    Phone 513.352.6700
                     Cincinnati, Ohio 45202-4089   Fax 513.241.4771




THOMPSON HINE
April 27, 2012
Page 2

                EXHIBIT A

1.  Balanced Fund
2.  Core Equity Fund
3.  Equity Growth Fund
4.  Retirement Income Fund